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                                                                    EXHIBIT 24.1

                           CONSENT OF KPMG PEAT MARWICK LLP

Board of Directors
Capital Corp of the West:

    We consent to the incorporation by reference in the Form 8-K dated July 15, 1996 of Capital Corp of the West (the Company) of our report dated January 26, 1996, with respect to the consolidated balance sheets of the Company as of December 31, 1995 and 1994 and the related consolidated statements of income, cash flows and shareholders' equity for each of the years in the three-year period ended December 31, 1995, which report appears in the registration statement (No. 333-03174) on Form S-4 of the Company dated May 13, 1996.


                                            /s/ KPMG Peat Marwick LLP


Sacramento, California
July 15, 1996


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